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                                                       Exhibit 12.1



         United Air Lines, Inc. and Subsidiary Companies
        Computation of Ratio of Earnings to Fixed Charges
        -------------------------------------------------

                                             Three Months Ended
                                                  March 31
                                               1996      1995
                                               ----      ----
                                                (In Millions)
Earnings:

   Earnings before income taxes and
       extraordinary item                    $  10      $ (29)
   Fixed charges, from below                   270        275
   Undistributed earnings of affiliates        (20)       (14)
   Interest capitalized                        (15)       (12)
                                             -----      -----
       Earnings                              $ 245      $ 220
                                             =====      =====

Fixed charges:

   Interest expense                          $  81      $  94
   Portion of rental expense
     representative of the
     interest factor                           189        181
                                             -----      -----
   Fixed charges                             $ 270      $ 275
                                             =====      =====

Ratio of earnings to fixed charges            (a)        (a)
                                             =====      =====

- -------------
(a) Earnings were inadequate to cover fixed charges by $25 million in the first quarter of 1996 and $55 million in the first quarter of 1995.
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